150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150007578-45
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/07/2015 4:07 PM
	Entity Number E0047252013-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

PRESTON CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

EXHIBIT A

CERTIFICATE OF

DESIGNATIONS, PREFERENCES, AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

PRESTON CORP.

Pursuant to Nevada Revised Statutes ("NRS") 78.1955

                The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Preston Corp., a Nevada corporation (the "Corporation"), pursuant to authority granted to the Board of Directors under Article 3 of the Corporation's Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of NRS 78.1955:

                RESOLVED, that pursuant to the authority invested in the Board of Directors by the Articles of Incorporation and out of the Corporation's preferred stock, $0.001 par value per share (the "Preferred Stock") authorized therein, 500,000 shares of the Preferred Stock be, and hereby are, created and designated as "Series A  Convertible Preferred Stock," and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series A Convertible Preferred Stock, and the qualifications, limitations, and restrictions of such shares (this "Certificate of Designations"), are as follows:

1. Designation and Amount.  The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 500,000.

2. Dividends.  The holders of shares of Series A Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting.

(a)           Each issued and outstanding share of Series A Preferred Stock, shall be entitled to have two-hundred (200) non-cumulative votes each, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.  Except as provided by law and by the provisions of Section 4(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b)           The vote or consent of the holders of a majority of the outstanding Series A Preferred stock shall be required for: (i) matters that by law require the approval of the outstanding shares of the respective class; (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock which result in a material adverse effect to the Series A Preferred Stock; (iii) an increase in the aggregate authorized number of shares of the Series A Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having priority as to dividends or assets senior to the Series A Preferred Stock or (v) any amendment of the Corporation’s Articles of Incorporation that materially and adversely affects the rights of the Series A Preferred Stock.

4. Optional Conversion of Series A Convertible Preferred Stock. The Holders of Series A Convertible Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Common Stock (the “Conversion Rate”) for every one (1) share of Series A Convertible Preferred Stock, subject to adjustment as provided in Section 4 of this Designation.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Convertible Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section 4 of this Designation, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series A Convertible Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series A Convertible Preferred Stock.

(g) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

5.  Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

6. Rule 144.  The Preferred Stock, and the Common Stock issued upon conversion of the Preferred Stock, which bear restrictive legends as a result of the manner in which they were issued by the Company, generally may be sold in the public market (in the absence of registration) only if the sale is made in compliance with Rule 144 under the Act.  In general, under Rule 144, a person (or persons whose shares are aggregated with those of others) who has beneficially owned "restricted" shares for at least one year, and a person who is deemed to be an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale.  Non-affiliates who have held their shares for at least six months are entitled to sell their shares under Rule 144 without regard to volume limitations.  The Preferred Stock and the underlying Common Stock bearing restrictive legends should satisfy the six month holding period required by Rule 144, from time to time, commencing six months year from the date of purchase of the Preferred Stock.

7. Legend.   Each certificate evidencing the Series A Preferred Stock shall bear a legend in substantially the following form:

          THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

8. Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

9. Amendments.  No provision of this Certificate of Designations of the terms of the Series A Preferred Stock may be amended, modified, or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

10. Status of Acquired Shares.  Shares of Series A Preferred Stock received upon conversion pursuant to Section 4 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

11. Miscellaneous.

(a)

The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)           Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)           Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

                IN WITNESS WHEREOF, Preston Corp. has caused this Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock to be duly executed by its President this 30th day of December, 2014.

                                                                                                       Preston Corp.

                                                                                                        By:        /s/ Laurence Stephenson

                                                                                                        Name:  Laurence Stephenson

                                                                                                        Its:        President